UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2021 (December 10, 2021)

SIRIUS XM HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34295	38-3916511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 35th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Ac

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.001 per share	SIRI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 10, 2021, our subsidiary, Sirius XM Radio Inc., entered into an Employment Agreement with Joseph Inzerillo to serve as its Chief Product and Technology Officer effective as of January 10, 2022 and continuing through January 10, 2025. Mr. Inzerillo’s Employment Agreement specifies an annual base salary of $1,250,000. The Employment Agreement entitles Mr. Inzerillo to participate in any bonus plan generally applicable to our executive officers.

Joseph Inzerillo, age 48, has been the Executive Vice President & Chief Technology Officer – Disney Streaming since 2017. Prior to that, Mr. Inzerillo held a variety of senior technology positions at Major League Baseball and its subsidiaries. From 2015 to 2017, Mr. Inzerillo served as Executive Vice President & Chief Technology Officer of BAMTech Media, a distributor of direct-to-consumer video and a provider of video streaming solutions. Mr. Inzerillo was the Chief Technology Officer of Major League Baseball Advanced Media, LP from 2014 through 2015, and the Senior Vice President of Multimedia Distribution of that entity from 2006 to 2014. During his tenure at Major League Baseball Advanced Media, LP, Mr. Inzerillo also served as Chief Technology Officer for Major League Baseball. Mr. Inzerillo started his career in 1987 with the Chicago White Sox and was the Chief Technology Officer of the United Center, home of the Chicago Bulls and Chicago Blackhawks, from 1994 through 2002.

The Employment Agreement provides, in the case of certain qualifying terminations, for continuation of his health insurance benefits for eighteen months and his life insurance benefits for twelve months and for a lump sum severance payment in an amount equal to the sum of (i) Mr. Inzerillo’s annual base salary and (ii) the last annual bonus paid (or due and payable) to him. In addition, we are obligated to pay Mr. Inzerillo a pro-rated bonus for the year in which the termination occurs (based on actual achievement of applicable performance criteria). Our obligation to provide these severance benefits to Mr. Inzerillo is subject to the execution of an effective release of claims against us. The Employment Agreement also contains other provisions contained in the existing employment agreements with our other executive officers, including confidentiality and non-competition restrictions, as well as a compensation clawback to the extent required by applicable law, regulations or stock exchange listing requirement, or any company policy adopted pursuant thereto.

In connection with his appointment, on the business day following the day that the trading window for our employees opens after the effective date of his Employment Agreement, we have agreed to grant Mr. Inzerillo:

●        an option to purchase shares of our common stock having a value, calculated based upon the Black-Scholes-Merton option pricing model using the financial inputs consistent with those we use for financial reporting purposes, of $2,250,000 at an exercise price equal to the closing sale price of our common stock on the Nasdaq Global Select Market on that day. This option award will vest in three equal installments on January 10, 2023, January 10, 2024 and January 10, 2025.

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●        time-based restricted stock units (“RSUs”) having a value of $4,250,000 on that day. This time-based RSU award will vest in three equal installments on January 10, 2023, January 10, 2024 and January 10, 2025.

●        performance-based RSUs having a value of $2,250,000 on that day. This performance-based RSU award will cliff vest on January 10, 2025 after a two-year performance period beginning on January 1, 2022 and ending on December 31, 2023 if a cumulative free cash flow target established by the Compensation Committee is achieved, subject to his continued employment through January 10, 2025.

●        performance-based RSUs having a value of $2,250,000 on that day. This performance-based RSU award will cliff vest following a three-year performance period commencing on January 1, 2022 and ending on December 31, 2024 based on the performance of our common stock relative to the companies in the S&P 500 Index. Mr. Inzerillo will vest in this award on January 10, 2025, subject to the Compensation Committee’s later certification of our performance during that performance period and his continued employment through January 10, 2025.

Each of these awards will be subject to acceleration or termination under certain circumstances.

There is no arrangement or understanding between Mr. Inzerillo and any other person pursuant to which Mr. Inzerillo was selected as an officer, and Mr. Inzerillo does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no family relationship between Mr. Inzerillo and any director or executive officer of the registrant.

Additional information about the benefit plans and programs generally available to our executive officers is included in the Proxy Statement for our 2021 annual meeting of stockholders filed with the Securities and Exchange Commission on April 20, 2021.

The foregoing description of the Employment Agreement with Mr. Inzerillo is qualified in its entirety by the Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated December 10, 2021, between Sirius XM Radio Inc. and Joseph Inzerillo
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated:  December 13, 2021

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